                                                                    EXHIBIT 99.1

                               [REDENVELOPE LOGO]

                                                              MEDIA CONTACT:
                                                              Susan Hook
                                                              RedEnvelope, Inc.
                                                              415-371-9100 x293

                                                              INVESTOR CONTACT:
                                                              Jordan Goldstein
                                                              Financial Dynamics
                                                              415-439-4500

Tuesday, October 26, 2004 1:05 PM PT

                   REDENVELOPE REPORTS SECOND QUARTER RESULTS;

                            NET REVENUES INCREASE 27%

SAN FRANCISCO, CA (October 26, 2004) -- RedEnvelope, Inc. (NASDAQ: REDE) today reported financial results for the second quarter of fiscal 2005 ended September 26, 2004.

RedEnvelope reported total net revenues of $10.6 million for the quarter compared to $8.3 million in the second quarter of the prior fiscal year. Net loss was $(3.9) million, or $(0.44) per share, compared to a net loss of $(2.8) million, or $(6.56) per share in the second quarter of fiscal 2004.

For the first half of fiscal 2005, RedEnvelope reported total net revenues of $31.7 million compared to $26.1 million in the first half of the prior fiscal year. Net loss was $(4.8) million, or $(0.56) per share, compared to a net loss of $(4.0) million, or $(10.39) per share, in the first half of fiscal year 2004.

"In the second quarter, we saw the continued results of our effort to broaden our business beyond holiday events, focusing on gifts for weddings, anniversaries, birthdays, and new babies. During the quarter, five of our top 20 sellers were baby-related gifts," said Alison May, RedEnvelope's President and Chief Executive Officer. "Our three major channels, online, catalog, and email, performed well."

"Second quarter revenue was $71 on a per-order basis, compared with $67 per order a year ago. Our gross profit per order was $35, compared to $32 in the second quarter of fiscal 2004. We are continuing to focus on products created by RedEnvelope's own designers. This quarter, 40% of our top 20 sellers were designed in-house," Ms. May said. "Designing and sourcing our own products allows us to offer distinctive and affordable luxury gifts, at improved margins." Ms. May added.

For the second quarter of fiscal 2005, the increase in operating expenses over the prior year reflects the costs associated with the proxy solicitation for our recent annual stockholders'

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RedEnvelope,Inc.                                                          Page 2

meeting, additional training and staffing at our fulfillment center as we implemented our new warehouse management and materials handling systems, and the additional costs associated with being a public company.

RedEnvelope's balance sheet reflects the seasonal build-up of holiday inventory. Ms. May said, "We also brought in our holiday inventory earlier than last year to accommodate increased pre-Holiday shopping this year. Consequently, inventory is higher on a year-over-year basis." The Company had zero borrowings on its line of credit at the end of the second quarter of fiscal 2005.

Quarter-End Information

      - Net revenues increased 27% for the second quarter of fiscal 2005 compared to the second quarter of fiscal 2004.

      - Gross margins improved slightly to 48.5% for the second quarter of fiscal 2005 compared to 48.4% in the second quarter of fiscal 2004. The second quarter of fiscal 2004 included approximately $187,000 in one time shipping credits from our former third party fulfillment provider.

      - Operating expenses for the quarter included approximately $520,000 spent during the proxy solicitation leading up to the Company's 2004 Annual Meeting of Stockholders.

      - At the end of the quarter, RedEnvelope's customer file totaled approximately 2.0 million names.

      - For the second quarter, net revenues from existing customers represented approximately 62% of total net revenues.

      -     In the quarter, RedEnvelope shipped approximately 148,000 orders.

      - Jewelry was the largest of the Company's 14 product categories for the quarter.

      - Product revenues from customers who receive catalogs increased 63%, and revenues attributed to online marketing channels grew 34%.

Ms. May said, "We have launched the first stage of our outdoor and print advertising campaign, as we described last quarter. These ads appeared in the last few days of the second quarter, and therefore, we do not believe the ads had a measurable impact on sales for the quarter. The ads are designed to drive revenues and to raise brand awareness. Moving into the pre-holiday stage, we will be running more product-specific advertising.

"In addition to our increased marketing spend to attract both new and repeat customers, we have focused our resources on the development and training of our customer service and fulfillment teams to help provide an excellent customer experience. During the second quarter, we completed the installation of our new materials handling and warehouse management systems. We have been receiving inventory and shipping orders on the new systems since August without interruption to our business. Additionally, we believe personalization will be a big driver for gift-givers this year, and as a result, we have improved our personalization stations in our fulfillment center," Ms. May said.

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RedEnvelope,Inc.                                                          Page 3

Business Outlook

The following business outlook contains forward-looking statements describing management's current expectations for future periods. The matters discussed in these forward-looking statements are subject to numerous assumptions, risks and uncertainties, some of which are listed or referred to in the cautionary note below. Similarly, the forward-looking guidance provided in this press release is based on limited information available to RedEnvelope at this time, which is subject to change. As a result of these uncertainties and information limits, actual results in the future may differ materially from management's current expectations. Although management's expectations may change after the date of this release, RedEnvelope undertakes no obligation to revise or update the guidance below. The lack of any revision or update is not meant to imply continued affirmation of the guidance below.

"As we look forward to the holiday rush, we believe that the groundwork we have laid during the first two quarters positions us well to serve growing demand from current and new customers," Ms. May said.

Currently, RedEnvelope anticipates net revenues for fiscal 2005 will be approximately $94 million to $97 million. Net loss for fiscal 2005 is currently anticipated to be between $(3.0) million and $(2.0) million. "We are pleased to maintain our outlook despite the unanticipated costs of the proxy solicitation during the second quarter," Ms. May said.

Webcast of Management Presentation

RedEnvelope, Inc. will make a presentation regarding these results and the Company's business outlook over the Internet at 2:00 p.m. (PT) / 5:00 p.m. (ET) today. To listen, please log on to www.RedEnvelope.com, go to "About RedEnvelope," and follow the link entitled "October 26, 2004 Management
Presentation: Second-Quarter Results" that will be posted on that page. After the webcast, interested parties may access a replay through the same link. The replay of the webcast will remain available on the Company's website for twelve months.

To access an electronic copy of this press release, please visit Investor Relations under the "About Us" tab at www.RedEnvelope.com.

RedEnvelope, Inc. is a multi-channel retailer of upscale gifts for every occasion, every day. RedEnvelope offers a unique assortment of imaginative gifts through its catalog and website, www.RedEnvelope.com.

This press release contains forward-looking statements that involve risks, uncertainties and assumptions, such as statements regarding our plans, objectives and future operations and estimates of our financial results for future periods. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors. Factors that could affect future performance include, but are not limited to: marketing and advertising programs and related expenditures may not cause anticipated increases in sales; delays or greater than anticipated costs in introducing new products, competition relating to new or existing products or failure of the market to accept these products; customers deciding not to return to shop at RedEnvelope because of dissatisfaction with shopping experiences during the 2003 holiday season; recent and planned fulfillment center and

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RedEnvelope,Inc.                                                          Page 4

system upgrades and enhancements could fail to achieve desired results or cost savings or could take longer than anticipated to implement; economic conditions and changes in consumer spending levels; any significant disruption of our operations due to network or systems failures or disruptions, power outages, regulatory actions, natural disasters or attacks; our limited operating history; any decrease in shipping and handling revenues arising out of a recent change to our shipping and handling rate policy that is not offset by increases in net revenues; difficulties encountered in predicting consumer preferences, managing inventory levels or gaining access to popular products; increased or more effective competition from other retailers; difficulties encountered in managing our growth; difficulties encountered in, or increased costs of, fulfillment including personalization; increased costs for, or delays or difficulties in the receipt of, merchandise ordered by us; seasonality of the retail business; increases in shipping, advertising or marketing costs; increases in sales or other taxes; lower than expected utilization of electronic commerce by consumers; product returns that exceed expectations; litigation that may have an adverse effect on our financial results, product offerings or reputation; changes in foreign currency exchange rates; changes in key management personnel; difficulties encountered in properly staffing our operations or providing satisfactory customer service; changes in government or regulatory requirements affecting e-commerce that may restrict, or increase the cost of, our operations, and other risk factors described in detail in Report on Form 10-K for the period ended March 28, 2004 and our Report on Form 10Q for the period ended June 27, 2004, including, without limitation, those discussed under the captions, "Risk Factors," "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Factors That May Affect Future Operating Results," both of which documents are on file with the Securities and Exchange Commission (the "SEC") and available at the SEC's website at www.sec.gov. These forward-looking statements are made only as of the date of this press release, and RedEnvelope undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

                                 (Tables Follow)

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RedEnvelope,Inc.                                                          Page 5

                                REDENVELOPE, INC.
                       CONDENSED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                     THIRTEEN WEEKS ENDED                TWENTY-SIX WEEKS ENDED
                              --------------------------------     ----------------------------------
                               SEPTEMBER 26,     SEPTEMBER 28,     SEPTEMBER 26,       SEPTEMBER 28,
                                   2004              2003              2004                2003
                              --------------     -------------     -------------     ----------------
                                             (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
Net revenues                  $       10,574     $       8,329     $      31,705     $         26,050
Cost of sales                          5,443             4,297            15,342               13,347
                              --------------     -------------     -------------     ----------------
 Gross profit                          5,131             4,032            16,363               12,703
                              --------------     -------------     -------------     ----------------
Operating expenses:
 Fulfillment                           2,226             1,538             5,547                4,251
 Marketing                             2,199             1,679             7,143                5,426
 General and administrative            4,610             3,545             8,525                6,814
                              --------------     -------------     -------------     ----------------
  Total operating expenses             9,035             6,762            21,215               16,491
                              --------------     -------------     -------------     ----------------
Loss from operations                  (3,904)           (2,730)           (4,852)              (3,788)

Interest income                           83                 5               158                   15
Interest expense                         (66)             (101)             (145)                (270)
                              --------------     -------------     -------------     ----------------
Net loss                      $       (3,887)    $      (2,826)    $      (4,839)    $         (4,043)
                              ==============     =============     =============     ================
Net loss per share -- basic
  and diluted                 $        (0.44)    $       (6.56)    $       (0.56)    $         (10.39)
                              ==============     =============     =============     ================
Weighted average shares
  outstanding -- basic and
  diluted                              8,739               431             8,687                  389

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RedEnvelope, Inc.                                                         Page 6

                                REDENVELOPE, INC.
                            CONDENSED BALANCE SHEETS
                                   (UNAUDITED)

                                                                    SEPTEMBER 26,     MARCH 28,   SEPTEMBER 28,
                                                                        2004            2004          2003
                                                                    -------------     ---------   -------------
                                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                 ASSETS
Current assets:
  Cash and cash equivalents                                          $   7,669        $  18,409     $   2,959
  Short-term investments                                                 9,952            6,971            --
  Accounts receivable, net                                                 842            1,055           309
  Receivable from underwriter, net IPO proceeds                             --               --        28,952
  Inventory                                                             15,660            9,609        10,749
  Prepaid catalog costs, other current assets and restricted
    cash                                                                 4,494            2,037         1,582
                                                                     ---------        ---------     ---------
    Total current assets                                                38,617           38,081        44,551
Property and equipment, net                                              7,501            4,746         4,005
Long-term investments                                                       --            1,844            --
Other assets and restricted cash                                           642              505           653
                                                                     ---------        ---------     ---------
    Total assets                                                     $  46,760        $  45,176     $  49,209
                                                                     =========       =========      =========
      LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED
                STOCK AND STOCKHOLDERS' EQUITY/(DEFICIT)
Current liabilities:
  Accounts payable and accrued expenses                              $  15,810        $   9,847     $  11,126
  Short-term loan                                                           --               --         1,242
  Capital lease obligations, current                                       584              596           762
                                                                     ---------        ---------     ---------
    Total current liabilities                                           16,394           10,443        13,130
Capital lease obligations, long-term                                       531              816         1,147
Other long-term liability                                                  280               --            --
                                                                     ---------        ---------     ---------
    Total liabilities                                                   17,205           11,259        14,277
                                                                     ---------        ---------     ---------
Commitments and contingencies
Mandatorily redeemable convertible preferred stock                          --               --        82,556
Stockholders' equity (deficit):
  Series A preferred stock                                                  --               --           953
  Common stock                                                              88               86            26
  Additional paid-in capital                                           113,063          112,728        29,731
  Deferred compensation                                                    (65)            (197)         (723)
  Notes receivable from stockholders                                       (44)             (44)          (44)
  Accumulated deficit                                                  (83,491)         (78,652)      (77,567)
  Accumulated other comprehensive income (loss)                              4               (4)           --
                                                                     ---------        ---------     ---------
    Total stockholders' equity/(deficit)                                29,555           33,917       (47,624)
                                                                     ---------        ---------     ---------
    Total liabilities, mandatorily redeemable convertible
      preferred stock and stockholders' equity/(deficit)             $  46,760        $  45,176     $  49,209
                                                                     =========        =========     =========